Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this 17th day of July, 2013, by and between HMS Holdings Corp., a New York corporation (the “New York Corporation”), and its wholly-owned subsidiary HMS Holdings Corp., a Delaware corporation (the “Delaware Corporation”).

WITNESSETH:

WHEREAS, the New York Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; and

WHEREAS, the Delaware Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

WHEREAS, the respective Boards of Directors of the New York Corporation and the Delaware Corporation have determined that, for purposes of effecting the reincorporation of the New York Corporation in the State of Delaware, it is advisable, to the advantage of and in the best interests of the Delaware Corporation and its stockholder and the New York Corporation and its shareholders that the New York Corporation merge with and into the Delaware Corporation upon the terms and subject to the conditions herein provided; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368 of the Code; and

WHEREAS, the respective Boards of Directors of the New York Corporation and the Delaware Corporation and the stockholder of the Delaware Corporation have unanimously adopted and approved this Agreement, and the Board of Directors of the New York Corporation has directed that this Agreement be submitted to the shareholders of the New York Corporation for their consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, the New York Corporation and the Delaware Corporation hereby agree as follows:

1.                                      Merger.  Subject to the approval of the shareholders of the New York Corporation in accordance with the New York Business Corporation Law (the “NYBCL”), at such time hereafter as the parties hereto shall mutually agree, the New York Corporation shall be merged with and into the Delaware Corporation (the “Merger”), and the Delaware Corporation shall be the surviving company (hereinafter sometimes referred to as the “Surviving Corporation”).  The Merger shall be effective upon (a) the filing of a Certificate of Merger (the “Certificate of Merger”) with the office of the New York Secretary of State in accordance with the provisions of Section 904 of the NYBCL; and (b) the filing of a duly certified Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Section 253 of the Delaware General Corporation Law (the “DGCL”); the date and time of the later of such filings being hereinafter referred to as the “Effective Date.” Following the due approval of the Merger by the shareholders of the New York Corporation, subject to the provisions of this Agreement, the Certificate of Merger shall be duly executed by the Delaware Corporation and the New York Corporation and thereafter delivered to the office of the Secretary of State of the State of New York, and the Certificate of Ownership and Merger shall be duly executed by the Delaware Corporation and the New York Corporation and thereafter delivered to the office of the Secretary of State of Delaware.

2.                                      Governing Documents.

a.                                      The Certificate of Incorporation of the Delaware Corporation shall be the Certificate of Incorporation of the Surviving Corporation.

b.                                      The Bylaws of the Delaware Corporation shall be the Bylaws of the Surviving Corporation.

3.                                      Officers and Directors.  The directors of the New York Corporation immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the New York Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation.  Such directors and officers will hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, as the same may be lawfully amended, or as otherwise provided by law.

4.                                      Succession; Name of Surviving Corporation.  As of the Effective Date, the separate existence of the New York Corporation shall cease and the New York Corporation shall be merged with and into the Delaware Corporation, and the name of the Surviving Corporation shall be “HMS Holdings Corp.” As of the Effective Date, the Delaware Corporation shall continue to possess all of its assets, rights, privileges, franchises, powers and property of the New York Corporation as constituted immediately prior to the Effective Date, shall be subject to all actions previously taken by the New York Corporation’s Board of Directors and shall succeed, without other transfer, to all of the assets, rights, privileges, franchises, powers and property of New York Corporation in the manner of and as more fully set forth in Section 259 of the Delaware General Corporation Law, and (ii) shall continue to be subject to all of the debts, liabilities and obligations of the New York Corporation as constituted immediately prior to the Effective Date and shall succeed, without other transfer, to all of the debts, liabilities and obligations of the New York Corporation in the same manner as if the Delaware Corporation had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the NYBCL.

5.                                      Further Assistance.  From and after the Effective Date, as and when required by the Delaware Corporation or by its successor and assigns, there shall be executed and delivered on behalf of the New York Corporation such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Delaware Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, power, franchises and authority of the New York Corporation, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Delaware Corporation are fully authorized in the name and on behalf of the New York Corporation or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

6.                                      Manner of Conversion of Securities.

a.                                      Common Stock.  At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the New York Corporation (“New York Common Stock”) outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and non-assessable share of common stock of the Delaware Corporation (“Delaware Common Stock”).  Each share of New York Common Stock issued and outstanding immediately prior to the Effective Date that is restricted or not fully vested shall upon such conversion have the same restrictions or vesting arrangements applicable to such shares as prior to the conversion.

b.                                      Preferred Stock.  The New York Corporation represents that it has no outstanding shares of Preferred Stock, and will have no outstanding shares of Preferred Stock, at the Effective Date.

c.                                       Options, Warrants and Stock Purchase Rights.  Upon the Effective Date, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit, profit sharing and incentive compensation plans of the New York Corporation.  Each outstanding and unexercised option, warrant, and stock purchase right (each, a “Derivative Security”) of the New York Corporation shall become a Derivative Security of the Surviving Corporation on the basis of one share of the Delaware Common Stock for each share of New York Common Stock issuable pursuant to any such Derivative Security, on the same terms and conditions applicable to any such New York Corporation Derivative Security at the Effective Date of Merger.  The exercise price for each share of Delaware Common Stock issuable pursuant to any such Derivative Security shall be equal to the exercise price applicable to any such New York Corporation Derivative Security at the Effective Date.  No fractional Derivative Security shall be issued upon the exchange of any Derivative Security of the New York Corporation for a Derivative Security of the Delaware Corporation.

d.                                      Reserved Shares.  A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of Derivative Securities equal to the number of shares of New York Common Stock so reserved immediately prior to the Effective Date.

e.                                       New York Corporation Repurchase Rights.  All outstanding rights of the New York Corporation that it may hold immediately prior to the Effective Date to repurchase unvested shares of New York Common Stock (the “Repurchase Options”) shall be assigned to the Delaware Corporation in the Merger and shall thereafter be exercisable by the Delaware Corporation upon the same terms and conditions in effect immediately prior to the Effective Date.

7.                                      Outstanding Stock of the Delaware Corporation.  At the Effective Date, the 1,000 shares of the Delaware Common Stock presently issued and outstanding in the name of the New York Corporation shall be canceled and retired and resume the status of authorized and unissued shares of Delaware Common Stock, and no shares of Delaware Common Stock or other securities of Delaware Common Stock shall be issued in respect thereof.

8.                                      Stock Certificates.  From and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of capital stock of the New York Corporation shall be deemed for all purposes to evidence ownership and to represent the shares of capital stock of the Delaware Corporation into which such shares of the New York Corporation represented by such certificates have been converted as herein provided.  The registered owner on the books and records of the Delaware Corporation or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Delaware Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of capital stock of the Delaware Corporation evidenced by such outstanding certificates as above provided.  Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of the New York Corporation so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends required by applicable Blue Sky laws.  If any certificate for shares of the Delaware Corporation stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the exchange agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Delaware Corporation that such tax has been paid or is not payable.

9.                                      Validity of Delaware Common Stock.  All shares of Delaware Common Stock into which New York Common Stock is to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such New York Common Stock.

10.                               Rights of Former Holders.  From and after the Effective Date, no holder of certificates which evidenced New York Common Stock immediately prior to the Effective Date shall have any rights with respect to the shares formerly evidenced by those certificates, other than the right to receive the shares of Delaware Common Stock into which such New York Common Stock shall have been converted pursuant to the Merger.

11.                               Abandonment and Termination.  At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either the New York Corporation or the Delaware Corporation or both, notwithstanding approval of this Agreement by the sole stockholder of the Delaware Corporation and the stockholders of the New York Corporation.

12.                               Third Parties.  Except as provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.                               Covenants of Delaware Corporation.  The Delaware Corporation covenants and agrees that it will, on or before the Effective Date of Merger:

(a)                                 qualify to do business as a foreign corporation in the State of New York and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of the NYBCL;

(b)                                 file any and all documents with the New York Division of Corporations necessary for the assumption by the Delaware Corporation of all of the franchise tax liabilities of the New York Corporation; and

(c)                                  take such other actions as may be required by the NYBCL in connection with the Merger.

14.                               Registered Office.  The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 1010, in the City of Dover, County of Kent, 19904.  The name of its registered agent at that address is National Registered Agents, Inc.

15.                               Agreement.  Executed copies of this Agreement shall be on file at the principal place of business of the Surviving Corporation at 401 Park Avenue South, New York, New York 10016, and copies thereof shall be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

16.                               Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware.

17.                               Approval of New York Corporation as Sole Stockholder.  By its execution and delivery of this Agreement, the New York Corporation, as sole stockholder of the Delaware Corporation, consents to, approves and adopts this Agreement and the Plan of Merger, and approves the Merger.  The New York Corporation agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement, the Plan of Merger attached as Exhibit A, and the Merger as the sole stockholder of the Delaware Corporation.

18.                               Expenses.  The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger.

19.                               Effective Date.  This Agreement and Plan of Merger shall be effective as of the date of filing of a counterpart of this Agreement or a Certificate of Ownership with the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

HMS HOLDINGS CORP., a New York corporation

By:	/s/ William C. Lucia
Name: William C. Lucia
Title: Chief Executive Officer

ATTEST:

By:	/s/ Walter D. Hosp
Walter D. Hosp, Chief Financial Officer

HMS HOLDINGS CORP., a Delaware corporation

By:	/s/ William C. Lucia
Name: William C. Lucia
Title: President

ATTEST:

By:	/s/ Walter D. Hosp
Walter D. Hosp, Treasurer and Secretary

Exhibit A
to Merger Agreement

PLAN OF MERGER

The following corporations are parties to this Plan of Merger:  (i) HMS Holdings Corp., a New York Corporation (the “New York Corporation”) and (ii) HMS Holdings Corp., a Delaware corporation (the “Delaware Corporation”).

1.                                      The New York Corporation owns all of the outstanding shares of the Delaware Corporation.

2.                                      The New York Corporation shall be merged with and into the Delaware Corporation (the “Merger”).

3.                                      All of the shares of the Delaware Corporation outstanding immediately prior to the Merger shall thereupon be canceled.

4.                                      Upon the Merger, each outstanding share of common stock, $0.01 par value per share, of the New York Corporation (“New York Common Stock”) shall be converted into one share of common stock, $0.01 par value per share, of the Delaware Corporation (“Delaware Common Stock”).

5.                                      Each holder of shares of the New York Corporation may thereupon surrender the share certificate or certificates to the Secretary of the Delaware Corporation and shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares into which the shares theretofore represented by a certificate or certificates so surrendered shall have been converted.

6.                                      Upon the Merger, each outstanding and unexercised option, warrant, or other right to purchase New York Common Stock shall become an option, warrant, or other right to purchase Delaware Common Stock on the basis of one share of Delaware Common Stock for each share of New York Common Stock issuable pursuant to any such option, warrant, or other stock purchase right, on the same terms and conditions applicable to any such the New York Corporation option, warrant, or other stock purchase right.

7.                                      The officers and directors of the New York Corporation immediately preceding the Merger shall be the officers and directors of the Delaware Corporation immediately following the Merger.

8.                                      The Certificate of Incorporation of the Delaware Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

9.                                      The Bylaws of the Delaware Corporation as in effect immediately preceding the Merger shall continue in full force and effect as the Bylaws of the surviving corporation.

10.                               The name of the surviving corporation shall be “HMS Holdings Corp.”, a Delaware corporation.

11.                               This Plan of Merger shall be effective as of the date of filing of a Certificate of Ownership with the State of Delaware.

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